As filed with the Securities and Exchange Commission on July 29, 2009
Registration No. 333-159039

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-3
REGISTRATION STATEMENT
under
The Securities Act of 1933

CLINICAL DATA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	3826	04-2573920
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
One Gateway Center, Suite 702
Newton, MA 02458
(617) 527-9933
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary
Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, MA 02458
(617) 527-9933
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Marc A. Recht
Cooley Godward Kronish LLP
The Prudential Tower, 800 Boylston St., 46th Floor
Boston, MA 02199
(617) 937-2300

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED July 29, 2009
CLINICAL DATA
9,165,900 Shares of Common Stock

     The selling stockholders of Clinical Data, Inc., listed on page 11, may offer and resell the following shares of our common stock under this prospectus, each for their own accounts:
•	Up to 6,110,600 shares of our common stock, which may be acquired by the selling shareholders upon conversion of the convertible notes we issued in a private placement on February 25, 2009; and

•	Up to 3,055,300 shares of our common stock, which may be acquired by the selling stockholders upon the exercise of warrants to purchase our common stock issued in a private placement on February 25, 2009.
     The prices at which these stockholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of these shares. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.
     Our common stock is quoted on the Nasdaq Global Market under the symbol “CLDA.” On July 28, 2009, the last sale price of our common stock as reported on the Nasdaq Global Market was $13.89 per share.
     Investing in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 8 of this prospectus, the section entitled “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, which is incorporated herein by reference in its entirety, and as updated in any future filings made with the Securities and Exchange Commission that are incorporated by reference herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is ________ ____, 2009.

     You may rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained incorporated by reference in this prospectus is correct as of any time after the date of this prospectus.
     Unless the context otherwise requires, the terms “we,” “us,” “our,” “Clinical Data,” and “the Company” refer to Clinical Data, Inc., a Delaware corporation, and its subsidiaries.
ii

WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), and in accordance with such laws, we file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov and at our website at http://www.clda.com.
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. When used in this prospectus, the term “registration statement” includes amendments to the registration statement as well as the exhibits, schedules, financial statements and notes filed as part of the registration statement. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. This prospectus omits information contained in the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed with the SEC as an exhibit to the registration statement, each such statement being qualified by and subject to such reference in all respects. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

PROSPECTUS SUMMARY
General
     Clinical Data, Inc. is a Delaware corporation headquartered in Newton, Massachusetts. Our main operating business is PGxHealth.
     We are a biotechnology company with a primary focus on the development of therapeutics. Our late-stage compounds include: (i) vilazodone — a potential first-in-class drug candidate for the treatment of depression, which recently completed its second Phase III trial successfully; and (ii) apadenoson which is trademarked under the name Stedivaze — a potential best-in-category vasodilator for use in myocardial perfusion imaging, which is entering its Phase III clinical trial program.
Vilazodone
     Vilazodone, a novel dual-acting serotonergic antidepressant, is a potent and selective serotonin reuptake inhibitor, or SSRI, a first line therapy for major depressive disorder, and partial agonist of the 5-hydroxytryptamine 1a, or 5-HT1A, receptor, a first-line therapy for anxiety disorders. Vilazodone has greater in vitro potency and selectivity for serotonin reuptake than compounds such as fluoxetine. In vitro binding studies also indicate that vilazodone has a greater potency for the 5-HT1Areceptor than specific 5-HT1Aligands such as buspirone. There is evidence that a partial 5-HT1A agonist taken in combination with an SSRI for the treatment for major depressive disorder, may reverse the adverse sexual side effects induced by the SSRI [Journal of Clinical Psychopharmacology 19(3): 268-71, 1999]. Thus, we expect vilazodone not to induce the adverse sexual side effects associated with SSRIs in the market today.
     Our second Phase III vilazodone clinical trial has been completed. In the study, vilazodone achieved statistically significant results on the primary endpoint and secondary efficacy endpoints related to major depressive disorder. Top-line study results suggest that vilazodone was generally well-tolerated and the efficacy and safety data were consistent with the findings from the previous Phase III trial. In addition, study findings corroborate that there was no impairment of sexual function as measured by a validated scale. This is an important finding since many antidepressants have been associated with causing or exacerbating sexual dysfunction. A statistically significant improvement in the symptoms of anxiety associated with major depressive disorder was also observed. Separately, the Phase III study also sought to replicate a proprietary biomarker associated with response to vilazodone from the first Phase III trial. Although this preselected biomarker did not replicate, analyses remain ongoing.
     Based on the results of these and additional activities, including the manufacture of registration batches of the active pharmaceutical ingredient and the commercial product, we intend to file a New Drug Application, or NDA, for vilazodone with the United States Food and Drug Administration, or FDA, by the end of calendar year 2009.

     The U.S. market size for antidepressants in 2008, as defined by IMS Health’s National Prescription Audit, or NPA, indicated more than 208 million prescriptions were written. This represents a growth rate of slightly more than 2% over 2007 prescriptions. SSRIs and selective norepinephrine reuptake inhibitors, or SSNIs, lead the category of products prescribed for depression and, according to NPA the U.S. market for antidepressants was roughly $11.6 billion in 2008 while the worldwide market was approximately $20.0 billion.
Stedivaze
     Stedivaze is a selective adenosine receptor 2A, or A2A, agonist in development as a vasodilator used for myocardial perfusion imaging. We plan to launch our Phase III clinical development program for Stedivaze in the next several months. Phase II data showed potential best-in-category attributes with an improved adverse event profile over the current standard of care and favorable pharmacokinetic and target binding affinity profiles. We conducted an End of Phase II meeting with the FDA in January 2009. Based on this meeting, we believe that we have reached agreement with the FDA on the overall design elements for our Phase III trial program. Our Phase III trial protocol has been submitted to the FDA and we are awaiting comment. Stedivaze could be marketed by us directly to providers or partnered as a complementary and valuable compound to the pipelines of other well-established biotechnology and specialty healthcare companies.
     Over 7.6 million myocardial perfusion imaging tests were performed in the United States in 2008 to determine the extent and location of cardiac ischemia, the effectiveness of percutaneous coronary intervention or coronary artery bypass grafting surgeries, or prognosis after myocardial infarction [AMR Monthly Monitor]. Approximately 3.5 million of these patients required the use of a pharmacological agent to generate maximum coronary blood flow in lieu of exercise [AMR Monthly Monitor] with an average branded price per procedure of $242.82 [Source: AMR Monthly SNM: Advanced Molecular Imaging and Therapy, September 15, 2008]. Based on these figures, we believe the value of the U.S. market for vasodilators used in myocardial perfusion imaging could be $800 million annually. As new compounds with better pharmacodynamic and pharmacokinetic profiles expand the use of stress imaging studies, we believe the market will continue to grow substantially and that Stedivaze has the potential to be the best-in-category agent.
Other Therapeutic Compounds
     We also have a pipeline of pre-clinical drug development programs with an emphasis in adenosine receptor pharmacology and in oncology. As an underlying core competency, we employ biomarker strategies and other technologies to develop these therapeutic candidates with the potential for advantages in the identification of lead compounds, pre-clinical and clinical development programs, and eventually in the marketplace, thereby offering tangible benefits for patients, healthcare professionals and payers. Our pre-clinical pipeline includes: A2A agonists targeted for inflammatory conditions, pain, oncology and other indications, an A2B antagonist program for diabetes and asthma, and a lead compound that targets the beta-catenin pathway, important in colorectal cancer and other carcinomas.

     We are further leveraging our biomarker discovery expertise and intellectual property to develop and commercialize genetic tests to detect or confirm serious diseases and to predict drug safety, tolerability and efficacy. We have built a substantial infrastructure including a sales and marketing team, payor expertise, and a Clinical Laboratory Improvement Acts of 1988, known as CLIA, certified laboratory to support our marketed products including the FAMILION family of genetic tests for inherited cardiac disorders.
Company History
     We were formed in 1972 and, through a series of acquisitions and dispositions over the past several years, have emerged as a biotechnology company with a primary focus on therapeutics.
     On October 6, 2005, we acquired Genaissance Pharmaceuticals, Inc., or Genaissance (including its in-licensed drug compound, vilazodone), a leader in the discovery and application of human gene variation for the development of a new generation of DNA-guided tests and therapeutic products with an established market presence in pharmacogenomics and molecular services. Since the acquisition of Genaissance, vilazodone has advanced through two positive Phase III clinical trials and we intend to file an NDA with the FDA by the end of calendar 2009. We have expanded our genetic test offerings, which are branded as the FAMILION family of tests, with the intention of marketing these tests to allow healthcare providers to better assist in the diagnosis of complex cardiac diseases and guide the use of specific therapies in individuals.
     Through this acquisition, we also gained the expertise to in-license and further develop additional targeted therapeutics and biomarkers to build a pipeline of therapeutics and genetic tests. In December 2006, we changed the name of Genaissance to Cogenics Inc., or Cogenics.
     In November 2006, we formed PGxHealth LLC, or PGxHealth, to centralize the development and commercialization of our late-stage compound, vilazodone, and of our proprietary biomarker development as the basis for the commercial sales of our genetic tests under the FAMILION family of tests. Our tests are developed to assist providers and payers in diagnosing complex cardiac diseases and determining the most appropriate therapeutic for a particular patient, in turn reducing healthcare costs and improving clinical outcomes.
     On August 23, 2007, we acquired Epidauros Biotechnologie A.G., or Epidauros. Included in this acquisition was an intellectual property portfolio that includes biomarkers in genes relating to prominent drug transporters, such as MDR1, MRP1 and OCT1, and important cytochrome P450 drug metabolizing genes including CYP2B6 and CYP2D6. These genes and specific markers of these genes play an important role in determining drug response in individuals for drugs in a wide variety of therapeutic classes. These biomarkers contribute to our position with respect to advancing our test development and potentially supporting development and advancement of our therapeutics. Following this acquisition, we subsumed this intellectual property portfolio into our PGxHealth business.
     On August 4, 2008, we acquired the assets of Adenosine Therapeutics, LLC, or Adenosine Therapeutics, a developer of drug products based on its extensive portfolio of composition of matter and method of use patents relating to selective adenosine receptor modulators, including Stedivaze. This acquisition significantly broadened our pipeline of potential therapeutic products and adds what we believe to be, a very promising, late-stage drug compound, Stedivaze, which is an A2A agonist positioned to be a possible best-in-category vasodilator used for myocardial prefusion imaging. Thus, intellectual property, infrastructure, personnel and other assets from Genaissance, therapeutic pipeline from Adenosine Therapeutics and Avalon Pharmaceuticals, Inc., or Avalon (all discussed below) form the basis for our current business plan.
     On October 27, 2008, we entered into a definitive merger agreement to acquire Avalon, a Delaware corporation, headquartered in Germantown, Maryland. Avalon is a biopharmaceutical company focused on the discovery, development and commercialization of cancer therapeutics. This acquisition broadens our therapeutic pipeline and was completed on May 28, 2009.
     We have monetized our non-core assets, characterized as those businesses that are not related to our primary business of developing and commercializing targeted therapeutics, as well as the proprietary genetic biomarkers that support our genetic and pharmacogenetic tests. As part of our decision to focus our efforts solely on the development and commercialization of targeted therapeutics and predictive tests, we sold Vital Diagnostics, Pty. Ltd. in November 2006, Clinical Data Sales and Service, Inc., in June 2007, Vital Scientific B.V. in October 2007, Electa Lab s.r.l., in November 2007, and the Cogenics division comprised of Cogenics, Epidauros and Cogenics Genome Express S.A. in April 2009.
     With the sale of our Cogenics segment completed and the acquisition of the assets of Adenosine Therapeutics and Avalon, we have transformed ourselves into a biotechnology company focused on the development and commercialization of late-stage compounds that are first-in-class, best-in-category drug candidates, or both.

     Our headquarters are located at One Gateway Center, Suite 702, Newton, MA 02458. Our telephone number is (617) 527-9933 and our website is located at http://www.clda.com. The information on our website is not incorporated by reference into this filing. As soon as reasonably practicable after they are filed or furnished with the SEC, we make available free of charge on our website, or provide a link to, our Annual Report on Form 10-K, our Registration Statement on Form S-4 filed with the SEC on December 8, 2008, as amended, Quarterly Reports on Forms 10-Q and Current Reports on Forms 8-K and all amendments to such reports filed with or furnished to the SEC.
Private Placements of Convertible Notes and Warrants
     On February 25, 2009, we closed a private placement in which we issued and sold to certain accredited investors affiliated with our chairman, Randal J. Kirk, convertible notes in the aggregate principal amount of $50 million and related warrants to purchase 3,055,300 shares of our common stock. The convertible notes and warrants have not been and will not be registered under the Securities Act, and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act. The registration statement of which this prospectus is a part registers for resale 6,110,600 shares of our common stock issuable upon conversion of the convertible notes and 3,055,300 shares of our common stock issuable upon exercise of the warrants. We did not use a placement agent in connection with the private placement.
     Convertible Notes
     The material terms of the convertible notes are summarized as follows:
•	The interest rate is 9.72% per annum, payable in cash on a yearly basis beginning on February 25, 2010.

•	The maturity date of the convertible notes is February 25, 2017, unless earlier converted or redeemed. The convertible notes are not prepayable by us without the consent of the noteholders for a period of two years from the date of issuance.

•	The convertible notes may be converted at any time at the noteholders option into our common stock at a fixed price of $8.1825 per share, equaling the closing bid price of our common stock on the Nasdaq Global Market on February 25, 2009 plus $0.0625 per share.

•	The noteholders may require us to redeem all or any portion of the convertible notes upon the occurrence of an event of default, which includes the suspension from trading or failure of our common stock to be listed on the Nasdaq Global Market for a period of five consecutive trading days or for more than an aggregate of ten trading days in any 365-day period, our failure to convert the convertible notes in accordance with their terms, our failure to make any payment due under the convertible notes, any default by us under or acceleration prior to maturity of any indebtedness that exceeds $250,000, the occurrence of certain bankruptcy events, a final judgment or judgments against us for the payment of money aggregating in excess of $250,000 and which judgments are not discharged within 60 days, the occurrence of a material breach (subject to cure) by us of a representation, warranty, covenant or other term or condition under any of the agreements entered into in connection with the private placement, or the commencement by the SEC of a formal investigation or enforcement action against us.

•	If we engage in a transaction resulting in a change of control, each noteholder will have certain additional redemption and conversion rights.

•	We may not incur additional indebtedness, redeem or declare or pay any cash dividend on our common stock, or issue or sell any rights, warrants or options to subscribe for or purchase our common stock or securities convertible into or exchangeable for our common stock at a price that is less than the then market price of the common stock, other than in connection with an underwritten public offering.
     We believe we will have the financial ability to make all payments due on the convertible notes when such payments are due.
     Warrants
     The material terms of the warrants are summarized as follows:
•	The warrants do not become exercisable until August 25, 2009 and will remain exercisable for 5 years thereafter.

•	Warrants for one half of the shares issuable upon exercise of the warrants, or 1,527,650 shares, have an initial exercise price of $8.12, equaling the closing bid price of our common stock on the Nasdaq Global Market on February 25, 2009, and the warrants for the other half of the shares issuable upon exercise of the warrants have an exercise price of $9.744, equaling a 20% premium to the closing bid price of our common stock on the Nasdaq Global Market on February 25, 2009.

•	In lieu of payment of the exercise price of the warrants, the warrant-holders may elect a cashless net exercise.
     Registration Rights Agreement
     On February 25, 2009, we entered into a registration rights agreement with the purchasers of the convertible notes and warrants. In the registration rights agreement, we agreed that we would, at our expense, file with the SEC a registration statement for the resale of the shares of common stock issuable under the convertible notes and warrants.
Net Proceeds and Total Potential Payments under the Convertible Notes

	2010	2011	2012	2013	2014	2015	2016	2017
Interest Payments(1)(2)	$4,860,000	$4,860,000	$4,860,000	$4,860,000	$4,860,000	$4,860,000	$4,860,000	$4,860,000

(1)	The principal under the convertible notes is due and payable on February 25, 2017. At any time on or before the February 25, 2011, the Company may elect, with the consent of the holders of greater than 50% of the convertible notes, to prepay the principal owed under the notes. After February 25, 2011, the Company may elect, in its sole discretion, to prepay the principal owed under the notes. In addition, the principal amounts under the convertible notes are convertible into shares of the Company’s common stock based on a conversion price of $8.1825 per share at the holders’ election.

(2)	Interest under the notes accrues at the rate of 9.72% per year and is due on each yearly anniversary of the issuance of the convertible notes, with the first interest payment due on February 25, 2010.
     In addition to the amounts set forth above, upon an event of default, the interest rate under the convertible notes will be increased to 17.72% and any convertible note holder can require the Company to redeem all or any portion of the convertible note held by such holder. Under the registration rights agreement entered into by the parties, if the Company is unable to meet certain deadlines and requirements included in the registration rights agreement, then the Company will be required to pay to the affected holder of the convertible notes, on the date of such failure and on each monthly anniversary in which such failure continues to occur, a cash payment totaling 1.5% of the aggregate purchase price paid by such note holder for the convertible notes then-held by such note holder. At this time, this amount would be based on $50 million outstanding under the convertible notes, or $750,000 per month.
As a result of the delay of this registration statement being declared effective, the Company will be obligated to pay the following amounts to the note holders assuming this registration statement is declared effective on July 30, 2009:

Liquidated Damages	Interest Payable on Liquidation Damages
$1,625,000.00	$12,945.21
     The net proceeds received by the Company from the sale of the convertible notes was approximately $49,940,000, which amount reflects payment of legal fees of the Company’s counsel and investors’ counsel.

     We agreed to use our its best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible after its filing, and to use our best efforts to keep the registration statement continuously effective under the Securities Act until all the registrable securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144 of the Securities Act. If we are unable to meet certain deadlines and requirements included in the registration statement, then we agreed to pay the affected purchasers of the convertible notes on the date of such failure and on each monthly anniversary in which such failure continues to occur a cash payment totaling 1.5% of the aggregate purchase price paid by such purchaser for the convertible notes then-held by such purchaser. We and the purchasers of the convertible notes and warrants also agreed to indemnify each other against certain liabilities in respect of any such registration.
THE OFFERING

Securities Offered	The resale from time to time of up to 9,165,900 shares of our common stock by the selling shareholders, of which 6,110,600 shares of common stock may be issued upon conversion of the convertible notes and 3,055,300 shares of common stock may be issued upon exercise of the warrants.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders.

Nasdaq Global Market symbol	“CLDA”

Risk Factors	Investing in shares of our common stock involves a high degree of risk. See the section below under the heading “Risk Factors,” our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 in Item 1A under “Risk Factors,” and any future filings we make with the SEC that are incorporated by reference herein.

RISK FACTORS
Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the risks described below and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 in Item 1A under “Risk Factors,” which is incorporated by reference herein, and as updated in any future filings we make with the SEC that are incorporated by reference herein, which we believe are the material risks we face, before purchasing our common stock. If any of such risks actually occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our common stock could decline, and you might lose all of your investment. The risks and uncertainties described below, in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 in Item 1A under “Risk Factors,” and as updated in any future filings we make with the SEC that are incorporated by reference herein, are not the only ones facing us. Additional risks and uncertainties, not presently known to us, may also harm our business. If any of these additional risks and uncertainties occur, the trading price of our common stock could decline, and you might lose all or part of your investment.
Conversion of the convertible notes and exercise of the warrants will significantly dilute the ownership interests of existing stockholders.
     The conversion or exercise of some or all of the convertible notes and the warrants, respectively, could significantly dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion or exercise could adversely affect prevailing market prices of our common stock. Moreover, the existence of the convertible notes may encourage short selling by market participants because the conversion of such convertible notes could be used to satisfy short positions, or the anticipated conversion of such convertible notes into shares of our common stock could depress the price of our common stock.
The covenants in the convertible notes restrict our financial and operational flexibility.
     We are subject to certain covenants under the convertible notes that restrict our financial and operational flexibility. For example, we are restricted from incurring additional indebtedness, redeeming or declaring or paying any cash dividend or cash distribution on our common stock, or issuing or selling any rights, warrants or options to subscribe for or purchase our common stock or securities convertible into or exercisable for our common stock at a price which is less than the then market price of the common stock, other than in connection with an underwritten public offering. As a result of these covenants, our ability to finance our operations through the incurrence of additional debt or the issuance of shares of our common stock is limited.
Divestiture of Clinical Data’s Cogenics business segment may materially adversely affect our business, results of operations and financial condition.
     On April 14, 2009, we closed the sale of our Cogenics business segment to Beckman Coulter, Inc. This divestiture will result in significant reduction in our revenues which could have a material adverse effect on our business, results of operations and financial condition. Significantly, our Cogenics business segment accounted for approximately 72% and 85% of our revenues for the years ended March 31, 2009 and 2008, respectively. This disposition could involve additional risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention from other business concerns, the disruption of our business and the potential loss of key employees. We may not be successful in managing these or any other significant risks that we encounter in divesting this business segment, which could harm our operations.
Without additional capital raising opportunities, we will not have sufficient cash resources available to fund our current level of activities beyond December 2009, including the integration of Avalon and Adenosine, and our Phase III clinical trials for our lead product candidate, vilazodone.
     As a result of our acquisition of Adenosine in August 2008, as well as the acquisition of Avalon in May 2009, and the acceleration of certain components of the vilazodone clinical trials, we believe that our current cash, cash equivalents and marketable securities will only be sufficient to fund our operations through December 2009. We will need additional funds to continue operations and the development of vilazodone, as well as the operations of Adenosine and Avalon, including demonstrating the advantages and reliability of Avalon’s proprietary drug discovery and development technology, AvalonRx®, beyond December 2009. Management is always evaluating additional sources of financing and would consider any of the following options:
•	partnering opportunities with pharmaceutical or biotechnology companies for the marketing of vilazodone;

•	license or sublicense payments from the recently acquired Adenosine compounds and/or patents;

•	sale of equity or debt securities; and/or

•	sale of non-core assets.
     As evidenced by the September 26, 2008 and February 25, 2009 private placements, we have been successful in raising capital in the past. However, the sale of any equity or debt securities may result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or terms acceptable to the combined company, if at all.
     If we are unable to obtain financing or partnering opportunities, we may be required to implement cost reduction strategies. The most significant portion of the research and development expenses as well as some portion of sales and marketing expenses are discretionary and in anticipation of development and commercial launch of vilazodone. These cost reduction strategies could reduce the scope of and delay the timing of the planned vilazodone New Drug Application, or NDA, filing, which could harm our financial condition and operating results. We are also in the process of prioritizing the various development projects that we acquired through the Adenosine acquisition. Similar to the vilazodone development, these projects are discretionary. However, the postponement or cancellation of any of these development efforts could have a material impact on our financial condition and operating results.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference into this prospectus contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus, in our Annual Report on Form 10-K for fiscal year ended March 31, 2009 in Item 1A under “Risk Factors,” and the risks detailed from time to time in our future SEC reports. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PLAN OF DISTRIBUTION
     We are registering 9,165,900 shares of our common stock on behalf of the selling stockholders. As used in this prospectus, “selling stockholders” includes the selling stockholders named in the table below and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling stockholders may, from time to time, sell any or all of their shares of common stock on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. A selling stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.
     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock.
     Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.
     We are required to pay certain fees and expenses that we incur incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders.
SELLING STOCKHOLDERS
Selling Stockholders Table
     The shares of common stock being offered by the selling stockholders are issuable upon conversion of the convertible notes and upon exercise of the warrants. For additional information regarding the issuance of such notes and warrants, see “Private Placements of Convertible Notes and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.
     The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock held by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their ownership of the convertible notes and warrants, as of July 21, 2009, assuming conversion of all such notes and exercise of the warrants held by the selling stockholders on that date.
     The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.
      In accordance with the terms of a registration rights agreement among us and affiliates of the selling stockholder, this prospectus generally covers the resale of 9,165,900 shares of our common stock, comprised of the sum of the aggregate number of shares of common stock issued or issuable upon conversion of the convertible notes and upon exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.
     Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling stockholders and information filed with the SEC. The percent of beneficial ownership for the selling stockholders is based on 23,702,540 shares of our common stock outstanding as of July 21, 2009.
     We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

Percent of
Outstanding
			Number of Shares to	Shares to
	Number of Shares	Number of Shares	be Owned after	be Owned after
	Beneficially Owned	Registered for Sale	Completion of the	Completion of the
Selling Stockholders	Prior to Offering	Hereby	Offering (1)	Offering (1)
Randal J. Kirk and affiliates (2)	20,901,043	9,165,900	11,735,143	49.51%

(1)	We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares included in and offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering, none of the shares included in and covered by this prospectus will be held by the selling stockholders.

(2)	As described in more detail below, New River Management V, LP (“NRM V”) and RJK, L.L.C. (“RJK”) are affiliates of Randal J. Kirk, one of our directors and the chairman of our board of directors, and are the record holders of the $50 million of convertible notes, convertible into 6,110,600 shares of our common stock, and warrants to purchase 3,055,300 shares of our common stock, all of which shares are covered by this registration statement. Prior to the offering, Mr. Kirk owned 2,505,576 shares and beneficially owned 1,929,705 shares owned by Kirkfield, L.L.C. (“Kirkfield”); 1,049,877 shares owned by New River Management II, LP (“NRM II”); 290,014 shares owned by New River Management III, LP (“NRM III”); 7,963,935 shares owned by NRM V; 363,582 shares owned by Randal J. Kirk (2000) Limited Partnership (“RJK 2000”); 5,679,574 shares owned by RJK; 36,360 shares owned by Third Security Incentive 2008 LLC (“Incentive08”); 72,717 shares owned by Third Security Senior Staff 2008 LLC (“SenStaff08”); 692,617 shares owned by Third Security Staff 2001 LLC (“Staff01”); 72,717 shares owned by Third Security Staff 2008 LLC (“Staff08”); and 244,369 shares owned by Zhong Mei, L.L.C. (“Zhong Mei”). The number of shares registered for sale hereby includes: 3,055,300 shares of common stock issuable upon conversion of the principal amount of notes held by NRM V and 3,055,300 shares of common stock issuable upon conversion of the principal amount of notes held by RJK; 1,527,650 shares of our common stock issuable upon exercise of the warrants held by NRM V; and 1,527,650 shares of our common stock issuable upon exercise of the warrants held by RJK. Mr. Kirk is deemed to have beneficial ownership of all shares owned by Kirkfield, NRM II, NRM III, NRM V, RJK 2000, RJK, Incentive08, SenStaff08, Staff01, Staff08 and Zhong Mei.

Prior Securities Transactions Between Us and the Selling Stockholders and Affiliates

			Number of
		Number of	shares of
		shares of	the class of
		the class of	securities			Market	Current
		securities	subject to		Percentage	price of the	market
		subject to	the	Number of	issued in the	shares at	price
Selling		transaction	transaction	shares	transaction	time of	(Nasdaq
Stockholders		outstanding	held by	issuable in	(based on	transaction	Global
or Affiliate	Date of	prior to	non-	the	non-affiliate	(split	Market as
(1)	Transaction	transaction	affiliates	transaction	holdings)	adjusted)	of 7/28/09)
Randal J. Kirk (“Mr. Kirk”)	9/10/02(2)	1,488,012	1,008,365	105,867	10.49%	$2.24	$13.89
Kirkfield	9/10/02(2)	1,488,012	1,008,365	14,057	1.39%	$2.24	$13.89
RJK	9/10/02(2)	1,488,012	1,008,365	24,950	2.47%	$2.24	$13.89
Zhong Mei	9/10/02(2)	1,488,012	1,008,365	2,320	0.23%	$2.24	$13.89
Mr. Kirk	4/29/03	0	0	61,505(3)	-	$0	$0
Kirkfield	4/29/03	0	0	37,716(3)	-	$0	$0
RJK	4/29/03	0	0	48,085(3)	-	$0	$0
Zhong Mei	4/29/03	0	0	2,388(3)	-	$0	$0
NRM II	4/29/03	0	0	41,682(3)	-	$0	$0
Staff01	4/29/03	0	0	11,289(3)	-	$0	$0
Mr. Kirk	11/10/03	1,844,974	1,245,416	615,050(4)	49.39%	$5.67	$13.89
Kirkfield	11/10/03	1,844,974	1,245,416	377,160(4)	30.28%	$5.67	$13.89
RJK	11/10/03	1,844,974	1,245,416	480,850(4)	38.61%	$5.67	$13.89
Zhong Mei	11/10/03	1,844,974	1,245,416	23,880(4)	1.92%	$5.67	$13.89
New River	11/10/03	1,844,974	1,245,416	416,820(4)	33.47%	$5.67	$13.89
Staff01	11/10/03	1,844,974	1,245,416	112,890(4)	9.06%	$5.67	$13.89
NRM III	11/17/05	6,703,997	4,366,019	102,237 plus 51,119 warrants to purchase common stock	3.51% (includes warrants)	$13.067	$13.89
Staff01	11/17/05	6,703,997	4,366,019	102,237 plus 51,119 warrants to purchase common stock	3.51% (includes warrants)	$13.067	$13.89
Radford Investment Limited Partnership (“Radford”)	11/17/05	6,703,997	4,366,019	102,236 plus 51,117 warrants to purchase common stock	3.51% (includes warrants)	$13.067	$13.89
NRM III	2/9/06(5)	7,969,169	5,324,481	51,119	(included above)	$15.30	$13.89
Staff01	2/9/06(5)	7,969,169	5,324,481	51,119	(included above)	$15.30	$13.89
Radford	2/9/06(5)	7,969,169	5,324,481	51,117	(included above)	$15.30	$13.89
Kirkfield	6/9/06	8,544,280	4,596,165	$1,000,000(6)	1.89%	$0	$0
RJK	6/9/06	8,544,280	4,596,165	$1,000,000(6)	1.89%	$0	$0
RJK	6/13/06	8,544,280	4,596,165	100,800 plus 50,400 warrants to purchase common stock	3.29% (includes warrants)	$10.87	$13.89

			Number of
		Number of	shares of
		shares of	the class of
		the class of	securities			Market	Current
		securities	subject to		Percentage	price of the	market
		subject to	the	Number of	issued in the	shares at	price
Selling		transaction	transaction	shares	transaction	time of	(Nasdaq
Stockholder		outstanding	held by	issuable in	(based on	transaction	Global
or Affiliate	Date of	prior to	non-	the	non-affiliate	(split	Market as
(1)	Transaction	transaction	affiliates	transaction	holdings)	adjusted)	of 7/28/09)
Kirkfield	6/13/06	8,544,280	4,596,165	75,340 plus 37,670 warrants to purchase common stock	2.46% (includes warrants)	$10.87	$13.89
NRM II	6/13/06	8,544,280	4,596,165	96,504 plus 48,252 warrants to purchase common stock	3.15% (includes warrants)	$10.87	$13.89
NRM III	6/13/06	8,544,280	4,596,165	26,658 plus 13,329 warrants to purchase common stock	0.87% (includes warrants)	$10.87	$13.89
Staff01	6/13/06	8,544,280	4,596,165	63,666 plus 31,833 warrants to purchase common stock	2.08% (includes warrants)	$10.87	$13.89
Zhong Mei	6/13/06	8,544,280	4,596,165	5,752 plus 2,876 warrants to purchase common stock	0.19% (includes warrants)	$10.87	$13.89
RJK	2/26/07(7)	9,754,745	5,069,190	50,400	(included above)	$13.49	$13.89
Kirkfield	2/26/07(7)	9,754,745	5,069,190	37,670	(included above)	$13.49	$13.89
NRM II	2/26/07(7)	9,754,745	5,069,190	48,252	(included above)	$13.49	$13.89
NRM III	2/26/07(7)	9,754,745	5,069,190	13,329	(included above)	$13.49	$13.89
Staff01	2/26/07(7)	9,754,745	5,069,190	31,833	(included above)	$13.49	$13.89
Zhong Mei	2/26/07(7)	9,754,745	5,069,190	2,876	(included above)	$13.49	$13.89
NRM V	7/17/07(8)	10,071,872	5,528,788	2,250,000	40.70%	$15.23	$13.89
Mr. Kirk	9/26/08(9)	21,159,398	11,533,198	424,178 plus 212,089 warrants to purchase common stock	5.52% (includes warrants)	$16.44	$13.89
Kirkfield	9/26/08(9)	21,159,398	11,533,198	605,966 plus 302,983 warrants to purchase common stock	7.89% (includes warrants)	$16.44	$13.89
Zhong Mei	9/26/08(9)	21,159,398	11,533,198	121,194 plus 60,597 warrants to purchase common stock	1.58% (includes warrants)	$16.44	$13.89
RJK 2000	9/26/08(9)	21,159,398	11,533,198	242,388 plus 121,194 warrants to purchase common stock	3.15% (includes warrants)	$16.44	$13.89

Number of
		Number of	shares of
		shares of	the class of
		the class of	securities			Market	Current
		securities	subject to		Percentage	price of the	market
		subject to	the	Number of	issued in the	shares at	price
Selling		transaction	transaction	shares	transaction	time of	(Nasdaq
Stockholder		outstanding	held by	issuable in	(based on	transaction	Global
or Affiliate	Date of	prior to	non-	the	non-affiliate	(split	Market as
(1)	Transaction	transaction	affiliates	transaction	holdings)	adjusted)	of 7/28/09)
SenStaff08	9/26/08(9)	21,159,398	11,533,198	48,478 plus 24,239 warrants to purchase common stock	0.63% (includes warrants)	$16.44	$13.89
Staff08	9/26/08(9)	21,159,398	11,533,198	48,478 plus 24,239 warrants to purchase common stock	0.63% (includes warrants)	$16.44	$13.89
Incentive08	9/26/08(9)	21,159,398	11,533,198	24,240 plus 12,120 warrants to purchase common stock	0.32% (includes warrants)	$16.44	$13.89

(1)	Please refer to Note (2) of the Selling Stockholders Table included in the section entitled, “Selling Stockholders” on page 11 of this prospectus for an explanation of the ownership and control of our shares by the selling stockholders or affiliates.

(2)	Reflects a 25% common stock dividend from the Company paid on September 10, 2002 to stockholders of record on August 26, 2002.

(3)	On April 29, 2003, the Company, Landmark Scientific, Inc. (“Landmark”), a corporation controlled by Mr. Kirk, and Spectran Holdings, Inc., a wholly owned subsidiary of the Company, merged Spectran with and into Landmark, with Landmark becoming a wholly owned subsidiary of the Company. Also on April 29, 2003, the Company, Group Practice Services Incorporated (“GPSI”), a corporation controlled by Mr. Kirk, and Clinical Data Inc., a wholly owned subsidiary of the Company, merged GPSI with and into Clinical Data, Inc. As a result of these two transactions, the Company wholly owned both Landmark and Clinical Data, Inc. and the shareholders of Landmark received 2.5 shares of Series A Nonvoting Convertible Preferred Stock of the Company (“Series A Stock”) for each share of Landmark common stock then held by them; and the shareholders of GPSI received 2.42691 shares of Series A Stock for each share of GPSI common stock then held by them. Subject to certain conditions, which were satisfied, each share of Series A Stock is convertible, at the option of the holder, into 10 shares of the Company’s common stock at any time. The Series A Stock is not listed for trading on the Nasdaq Stock Market and no Series A Stock was outstanding prior to the mergers. All of the Series A Stock acquired by Mr. Kirk and his affiliates (202,665 shares) was converted into common stock of the Company on November 10, 2003.

(4)	On November 10, 2003, all of the Series A Stock acquired by Mr. Kirk and his affiliates (202,665 shares) in the mergers of Landmark and GPSI with wholly owned subsidiaries of the Company consummated on April 29, 2003, was converted into 2,026,650 shares of common stock of the Company in accordance with the terms of the Series A Stock and following stockholder approval by the Company’s stockholders.

(5)	On February 9, 2006, NRM III, Staff01 and Radford exercised warrants to purchase an aggregate of 153,355 shares of the Company’s common stock. The warrants were received in a purchase of common stock and warrants directly from the Company on November 17, 2005 and are included in the totals for that transaction in the table above.

(6)	On June 9, 2006, each of RJK and Kirkfield purchased convertible notes from the Company in the principal amounts of $1,000,000 each at an annual percentage rate of 12%. The convertible notes were convertible at a rate of $11.53. The convertible notes are not listed for trading on the Nasdaq Stock Market or any other market or exchange. The convertible notes were repaid in cash by the Company shortly following a private placement transaction that took place on June 13, 2006. Assuming full conversion of the notes, the Company would have issued 173,460 shares of common stock, which share number was used in calculating the percentage of the Company’s stock issued in the transaction.

(7)	On February 26, 2007, each of RJK, Kirkfield, NRM II, NRM III, Staff01 and Zhong Mei exercised warrants to purchase an aggregate of 184,360 shares of the Company’s common stock. The warrants were received in a purchase of common stock and warrants directly from the Company on June 13, 2006 and are included in the totals for that transaction in the table above.

(8)	Transaction consisted of a fully underwritten public offering of 3,450,000 shares of the Company’s common stock, with Bear Stearns & Co. Inc. acting as lead underwriter.

(9)	Transaction consisted of a private placement of the Company’s common stock and warrants for an aggregate purchase price of $25 million.

Prior Registration Statements and Sales of Our Securities
In part, the following table discloses the number of shares registered for resale by us on behalf of the selling stockholders or affiliates of the selling stockholders in prior registration statements, including any sales of such shares by the selling stockholders or their affiliates. Additionally, neither the selling stockholders nor any of their affiliates currently has, or ever has had, a short position in our common stock.

Shares of common stock outstanding prior to the convertible note transaction held by persons other than the selling stockholder and his affiliates	Shares registered for resale by the selling stockholder or affiliates of the selling stockholder in prior registration statements	Shares registered for resale by the selling stockholder or affiliates of the selling stockholder that continue to he held by the selling stockholder or affiliates of the selling stockholder:	Shares that have been sold in registered resale transactions by the selling stockholder or affiliates of the selling stockholder	Shares registered for resale on behalf of the selling stockholder or affiliates of the selling stockholder in the current transaction

10,691,334	5,312,178(1)	5,312,178	0	9,165,900

(1)	Represents shares registered under the following registration statements: (i) 2,026,650 shares of common stock registered for resale on the Company’s Registration Statement on Form S-3 (File No. 333-111347) filed with the Commission on December 18, 2003; (ii) 460,065 shares of common stock registered for resale on the Company’s Registration Statement on Form S-3 (File No. 333-133267) filed with the Commission on April 13, 2006; (iii) 553,080 shares of common stock registered for resale on the Company’s Registration Statement on Form S-3 (File No. 333-135747) filed with the Commission on July 13, 2006; and (iv) 2,272,383 shares of common stock registered for resale on the Company’s Registration Statement on Form S-3 (File No. 333-155693) filed with the Commission on November 25, 2008

Related Party Transactions
     Mr. Kirk, one of the selling stockholders, became a member of our board of directors in 2002 and the chairman of our board of directors in 2004. Below is a description of the relationships and arrangements that currently exist or have existed between us and Mr. Kirk, the selling stockholders and/or their affiliates over the past three years. Other than as described below, there are no future obligations or arrangements between us and the selling stockholders and/or their affiliates.
     We were billed for equipment sales commissions for sales in China by an affiliate of Mr. Kirk in the amount of $89,000 in fiscal 2007. There were no commissions paid by us in fiscal 2008 and 2009. This transaction was deemed not to be material by us.
     On June 9, 2006, we issued convertible promissory notes to two affiliates of Mr. Kirk. The lenders provided us with $2.0 million to fund working capital needs until such time as we could complete a new private offering, structured as a private placement to certain institutional and accredited investors exempt from registration under Section 4(2) of the Securities Act of 1933. The notes, which were payable thirty days from the date of issuance, accrued interest at a rate of 12% per annum and were convertible at the option of the holders into the same type of security sold by us to investors in the first financing following issuance, at a price per share equal to the last reported closing bid price of our common stock as reported on the Nasdaq Stock Market on the date of issuance. On June 14, 2006, we repaid the notes plus accrued interest of $4,000 using a portion of the proceeds from the June 13, 2006 private placement of common stock discussed below.
     On June 13, 2006, we closed a private placement of common stock in which we sold 1,039,783 shares of common stock and warrants to purchase an additional 519,889 shares of common stock for net proceeds of $16,856,868, after transaction expenses of $63,000, to certain institutional investors, including affiliates of Mr. Kirk. The unit price was $16.2725, which equaled the closing bid price of our common stock on the Nasdaq Stock Market on the closing date, plus $0.0625 per share. The exercise price of the warrants is $19.45, equaling a twenty percent premium on the closing bid price of our common stock on the Nasdaq Stock Market on the closing date. The warrants are exercisable between December 14, 2006 and June 13, 2011. In February 2007, affiliates of Mr. Kirk, exercised their warrants issued in connection with the private placement to purchase 184,360 shares of common stock at a price of $19.45 for net proceeds to us of $3,585,802. We are obligated to register the shares of common stock sold in the transaction and those shares underlying the warrants on a resale registration statement. The registration statement on Form S-3 (File No. 333-135747) was filed with the SEC on July 13, 2006.
     As part of a change in our strategic focus, on November 13, 2006, we sold Vital Diagnostics, Pty. Ltd., or Vital Diagnostics, for net proceeds of $1.0 million. The buyer was funded by Adrian Tennyenhuis, Vital Diagnostic’s general manager and holder of a 7.5% minority interest, and New River Management IV, LP (“NRM IV”), an affiliate of the selling stockholders and Mr. Kirk. We recorded a loss on disposal of approximately $178,000 in connection with the sale in the fiscal year ended March 31, 2007. We engaged Lazard Freres & Co. LLC (“Lazard”) as our advisor in this transaction.
     Also as part of a change in our strategic focus, on June 18, 2007, we sold Clinical Data Sales & Service to Vital Diagnostics Holding Corp. for proceeds at closing of $7.0 million. Vital Diagnostics Holding Corp. is owned by Adrian Tennyenhuis and NRM IV, an affiliate of Mr. Kirk. During the year ended March 31, 2007, we recorded a loss of $7.0 million to adjust the net assets of CDSS to fair value. Based on the final closing working capital adjustments and the costs of the transaction, an additional loss of $635,000 was recognized in the year ended March 31, 2008. We engaged Lazard as our advisor in this transaction. This transaction was deemed not to be material by us.
     Also as part of a change in our strategic focus, on November 14, 2007, we sold Electa Lab s.r.l. to Vital Diagnostics B.V., which is funded and controlled by NRM V, an affiliate of the selling stockholders and Mr. Kirk, for $2.5 million. A loss of $38,000 from the sale was recorded in the year ended March 31, 2008. We engaged Lazard as our advisor in this transaction. This transaction was deemed not to be material by us.
     On September 26, 2008, we sold an aggregate of 1,514,922 shares of our common stock and warrants to purchase an additional 757,461 shares of common stock, for an aggregate purchase price of $25.0 million to the selling stockholders and certain of their affiliates, including Mr. Kirk. The unit price was $16.5025, which equaled the closing bid price of our common stock on the Nasdaq Global Market on the closing date, plus $0.0625 per share. The exercise price of the warrants is $16.44. The warrants are exercisable at any time after March 26, 2009 through March 26, 2014. We are obligated to register the shares of common stock sold in the transaction and those shares underlying the warrants on a resale registration statement. The registration statement on Form S-3 (File No. 333-155693) was filed with the SEC on November 25, 2008.
     On February 25, 2009, we entered into a securities purchase agreement with the selling stockholders, to issue and sell (i) our unsecured convertible notes, in an aggregate principal amount of $50,000,000, bearing interest at a rate of 9.72% per year and maturing on February 25, 2017, and (ii) warrants to purchase an aggregate of 3,055,300 shares of our common stock. The sale of securities was consummated on February 25, 2009. The principal on the notes convert, at the investors’ discretion, into our common stock at a fixed price of $8.1825 per share, equaling the closing bid price of our common stock on the Nasdaq Global Market on the closing date plus $0.0625 per share. Interest on the notes is payable on each yearly anniversary of the closing date, with the first interest payment due on February 25, 2010.
     One half of the warrants have an exercise price of $8.12, equaling the closing bid price of our common stock on the Nasdaq Global Market on the closing date, and the other half of the warrants have an exercise price of $9.744, equaling a 20% premium to the closing bid price of our common stock on the Nasdaq Global Market on the closing date. The warrants are exercisable at any time six months after the closing date through August 25, 2014. The conversion price of the notes and the exercise price of the warrants are subject to adjustment in the event of a stock dividend or split, reorganization, recapitalization or similar event.

     The investors may require us to redeem all or any portion of the notes upon the occurrence of an event of default, which includes, the suspension from trading or failure of our common Stock to be listed on the Nasdaq Global Market for a period of five consecutive trading days or for more than an aggregate of ten trading days in any 365-day period, our failure to convert the notes in accordance with their terms, our failure to make any payment due under the notes, any default under or acceleration prior to maturity of any of our other indebtedness that exceeds $250,000, the occurrence of certain bankruptcy events with respect to us, a final judgment or judgments for the payment of money aggregating in excess of $250,000 rendered against us or any of our subsidiaries and which judgments are not discharged with 60 days, the occurrence of a material breach (subject to cure) of a representation, warranty, covenant or other term or condition of ours under the securities purchase agreement, registration rights agreement, notes, warrants, or the commencement by the SEC of a formal investigation or enforcement action of us and/or our subsidiaries.
     We also entered into a registration rights agreement with the selling stockholders to register the resale of the shares of common stock issuable upon conversion of the notes or exercise of the warrants. Subject to the terms of the registration rights agreement, we are required to file the registration statement with the SEC within 75 days of the closing date, to use our best efforts to cause the registration statement to be declared effective under the Securities Act of 1933, or the Act, as promptly as possible after the filing thereof, and to use our best efforts to keep the registration statement continuously effective under the Act until all the registrable securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144 of the Act.

LEGAL MATTERS
     Cooley Godward Kronish LLP will issue a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus.
EXPERTS
     The consolidated financial statements of Clinical Data, Inc., incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended March 31, 2009, and the effectiveness of Clinical Data, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements (2) contain an explanatory paragraph concerning doubt about the Company’s ability to continue as a going concern, as described in Note 1 to the financial statements and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The financial statements of Adenosine Therapeutics, LLC incorporated in this prospectus by reference to the Current Report on Form 8-K/A as filed with the SEC on October 6, 2008 for the years ended December 31, 2007 and 2006, have been so incorporated in reliance on the report of McGladrey & Pullen, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we and our subsidiaries have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained directly in this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement:
(1)	our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed with the SEC on June 15, 2009;

(2)	our current reports on Form 8-K, filed on August 8, 2008 (as amended on October 6, 2008 (including all exhibits thereto) (and as amended on June 26, 2009)); April 1, 2009; April 20, 2009 (as amended on April 27, 2009 (including all exhibits thereto)); June 2, 2009; June 3, 2009; and June 15, 2009;

(3)	the description of our Common Stock, par value $0.01 per share, contained in the Section entitled “Description of Clinical Data Capital Stock — Clinical Data Common Stock,” incorporated by reference from our registration statement on Form S-4, including the prospectus contained therein, filed with the Commission on October 27, 2005, including any amendment or report filed hereafter for the purpose of updating such description; and

(4)	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (a) after the date of the filing of the original Registration Statement and prior to the effectiveness of the Registration Statement and (b) until all of the common stock to which this prospectus relates has been sold or the offering is otherwise terminated, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not considered “filed” under the Exchange Act, which filings will be deemed to be incorporated by reference in this prospectus and the accompanying prospectus supplement and to be a part hereof from the date of filing of such documents this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.
     You may obtain copies of these filings, at no cost, by writing or telephoning us at the following address:
Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, MA 02458
Attention: Chief Legal Officer
Telephone: (617) 527-9933
9,165,900 Shares of Common Stock

Prospectus

_________ ___, 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees.

To be Paid by the
Registrant

SEC registration fee	$6,172.68
Legal fees and expenses	$75,000.00
Accounting fees and expenses	$25,000.00
Printing and engraving expenses	$15,000.00
Miscellaneous fees and expenses	$5,000.00
Total	$126,172.68
     All of the above figures, except the SEC registration fee, are estimates.
Item 15. Indemnification of Directors and Officers.
     Our certificate of incorporation provides that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any and all directors and officers which we shall have the power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. Our certificate of incorporation also provides that such indemnification rights shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of its stockholders or disinterested directors or otherwise. Our certificate of incorporation additionally provides that, to the fullest extent permitted by Delaware law, our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.
     Our amended and restated bylaws provide that we shall, to the fullest extent authorized by the General Corporation Law of the state of Delaware, indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, and whether by or in the right of our Company, our stockholders, a third party or otherwise, by reason of the fact that such person is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, a charity or a non-profit organization or person, against all expenses (including, but not limited to attorneys’ fees), liability, loss, judgments, fines, excise taxes, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including expenses incurred in seeking indemnification. No indemnification is available with respect to: (i) indemnification of any improper personal benefit which a director or officer is determined to have received and of the expenses of defending against an improper personal benefit claim unless the director or officer is successful on the merits in said defense, and (ii) indemnification of present or former officers, directors, employees or agents of a constituent corporation absorbed in a merger or consolidation transaction with us with respect to their activities prior to said transaction, unless specifically authorized by the our board of directors or stockholders. Our bylaws also provide that such indemnification rights shall not be exclusive of other indemnification rights to which those seeking indemnification may be entitled by law or under any bylaw, agreement, vote of our stockholders or directors or otherwise.
     We have entered into indemnification agreements with each of our current directors and officers, pursuant to which we agreed to indemnify each director and officer with respect to any expenses, judgments, fines penalties, and amounts paid in settlement in connection with any claim, pending or completed action, suit or proceeding, or any inquiry or investigation, related to any actions taken by the director or officer related to their service for us as a director or officer.
     We intend to purchase and maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
Item 16. Exhibits.
     The exhibits filed with this registration statement are set forth on the exhibit index following the signature page and are incorporated by reference in their entirety into this item.
Item 17. Undertakings.
(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     (d) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (f) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Newton, State of Massachusetts, on July 29, 2009.

CLINICAL DATA, INC.
By:	/s/ Andrew J. Fromkin
Andrew J. Fromkin
President and Chief Executive Officer Principal Executive Officer

By:	/s/ C. Evan Ballantyne
C. Evan Ballantyne
Senior Vice President and Chief Financial Officer Principal Financial and Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Randal J. Kirk	Chairman of the Board	July 29, 2009

/s/ ANDREW J. FROMKIN Andrew J. Fromkin	Director, President and Chief Executive Officer (Principal Executive Officer)	July 29, 2009

/s/ C. EVAN BALLANTYNE C. Evan Ballantyne	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 29, 2009

* Larry D. Horner	Director	July 29, 2009

* Arthur B. Malman	Director	July 29, 2009

* Burton E. Sobel, M.D.	Director	July 29, 2009

* Richard J. Wallace	Director	July 29, 2009

*By:	/s/ ANDREW J. FROMKIN
Andrew J. Fromkin
Attorney-in-fact

EXHIBIT INDEX

Exhibit	Exhibit
No.	Title

4.1	Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 11, 2008. Filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on June 16, 2008, and incorporated herein by reference.

4.2	Amended and Restated By-laws of the Company, as of June 20, 2005. Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on June 24, 2005, and incorporated herein by reference.

4.3	Specimen Common Stock Certificate. Filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 2-82494), as filed with the Commission on March 17, 1983, and incorporated herein by reference.

5.1**	Opinion of Cooley Godward Kronish LLP as to the validity of the common stock of Clinical Data being registered hereby, together with consent.

23.1*	Consent of Deloitte & Touche LLP, Clinical Data’s independent registered public accounting firm.

23.2*	Consent of McGladrey & Pullen, LLP, Adenosine Therapeutics, LLC’s independent registered public accounting firm.

23.3**	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (previously filed in the signature page of this registration statement).

*	Filed herewith.

**	Previously filed